Exhibit 1.01

Rentokil Initial plc

Conflict Minerals Report

For the Year January 1 to December 31, 2024

This Conflict Minerals Report for the year ended December 31, 2024 is provided by Rentokil Initial plc (the “Company”) pursuant to Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Rule applies to companies required to file reports with the U.S. Securities and Exchange Commission (the “SEC”) under Section 13(a) or 15(d) of the Exchange Act if any of the products they manufacture or contract to manufacture contain Conflict Minerals (as defined below) necessary to the functionality or production of the product. References in this report to “we,” “us” or “our” refer to the Company and its subsidiaries, unless otherwise specified or unless the context otherwise requires.

As defined by the Rule, “Conflict Minerals” are columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten. Tantalum, tin, tungsten and gold collectively are referred to herein as “3TG”.

As detailed below, based on our reasonable country of origin inquiry, the Company has no reason to believe that the 3TG in any of our products is funding armed conflict in the Democratic Republic of Congo or an adjoining country (collectively, the “Covered Countries”). However, it remains challenging for many companies and their suppliers (including us and our suppliers) to gather complete and reliable data. For that reason, we have not been able to rule out the possibility that some Conflict Minerals in our products may have originated in the Covered Countries and may not be from recycled or scrap sources.

Consequently, we exercised due diligence on the Conflict Minerals’ origin and chain of custody. We are providing this Conflict Minerals Report to describe our due diligence processes and results.

I. Company Overview

Rentokil Initial plc is a global leader in the provision of route-based services which protect people and enhance lives. We are a route-based business in which skilled technicians or specialists visit customer sites on a regular basis to perform services such as pest control, washroom waste removal, equipment replenishment, care and maintenance of plants, and the collection and delivery of workwear.

We operate in 89 countries, including a number of emerging markets and countries that we have entered in recent years through acquisitions. Most of our procured products covered by the Rule are rebranded products that must follow a rigorous branding process.

II. Due Diligence Measures

A. Design of Our Due Diligence Measures

Our Conflict Minerals due diligence process has been based on the framework described in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for 3TG. We are a “downstream company” within the meaning of the OECD Guidance, and, therefore, we have designed our due diligence process in a manner consistent with those portions of the OECD Guidance specifically applicable to downstream companies.

B. Due Diligence Framework

1. Establish Strong Company Management Systems

(i) Supplier Code of Conduct

We maintain a Supplier Code of Conduct, which is available in 17 languages at the following website: https://www.rentokil-initial.com/responsible-delivery/ri-supplier-code-of-conduct.aspx. The Supplier Code of Conduct requires that (i) all purchased parts and raw materials must be fully traceable to the delivered product and back to their country of origin, and (ii) all minerals and metals must only be imported from responsible and conflict-free sources.

(ii) Internal Management System

The Company classifies its external suppliers as:

(a)	Critical Suppliers (40 suppliers in 2024), which represent a high proportion of category spend, supplying unique products to multiple markets or requiring a long lead time for substitution if required;

(b)	Major Suppliers (75 suppliers in 2024) with a significant proportion of spend in a single country or region (i.e., over £0.5 million in a single year) and/or which supply generic products that can be substituted at short notice; and

(c)	Minor Local Suppliers (3,568 suppliers in 2024), which represent the majority of suppliers by number, but a lower proportion by category spend.

Our products that fall within the scope of the Rule are primarily our pest-connected products. All suppliers of these pest-connected products are in the Critical Suppliers category and must sign up to our Supplier Code of Conduct.

As outlined in our Supplier Code of Conduct, our suppliers are expected to import all minerals and metals from responsible and conflict-free sources, i.e., minerals that are from recycled or scrap sources, or that do not directly or indirectly finance armed groups through mining or mineral trading in the Covered Countries or any other Conflict-Affected and High-Risk Areas, as determined by regulatory bodies and as applied by the Responsible Mineral Initiative (“RMI”).

All new suppliers are required to complete an online Environmental, Social, and Governance Questionnaire (“ESG Questionnaire”) through our OneTrust platform, during which the supplier must sign up to our Supplier Code of Conduct and state if any process or product supplied contains any 3TG. If the supplier identifies that any of the products or processes may contain 3TG, a questionnaire is provided to the supplier based on RMI’s Conflict Minerals Reporting Template (“CMRT”).

(iii) Supplier Engagement

We engage with and audit our Critical Suppliers to ensure compliance with our Supplier Code of Conduct and expect them to do the same for their suppliers. It is the suppliers’ responsibility to ensure that their employees, directors, officers, suppliers, and subcontractors are made aware of and follow our Supplier Code of Conduct. The new ESG reporting requirements that are being imposed under the Corporate Sustainability Reporting Directive in Europe, and the International Sustainability Standards Board more generally, mandate that we have visibility of our extended supply chain. We therefore expect our suppliers to share details of their suppliers and sub-suppliers and to audit their supply chain to ensure compliance with our Supplier Code of Conduct.

(iv) Grievance Mechanism

We encourage all suppliers, employees, or other stakeholders to report genuine concerns over malpractice, illegal acts, or failures to comply with recognized standards of ethical behavior that they observe at any point within our global supply chain to Supplier SpeakUp by emailing supplier-speakup@rentokil-initial.com or calling +44 (0) 1276 536636. The Supplier SpeakUp can also be used when another supplier or individual has observed unprofessional behavior within another company known to be a supplier to us.

(v) Maintenance of Records

Our Document and Data Retention Schedules Guidance, along with our Local Retention Schedules, provides information regarding the minimum retention period. In general the minimum retention period is six years, but it can vary due to individual country laws set out in the Local Retention Schedules.

2. Identify and Assess Risk in the Supply Chain

As part of the process to identify and assess risks in our supply chain, we conducted a review of our direct suppliers to identify suppliers of components and materials used in products within the scope of the Rule. Following this review, we determined that, for the year ending December 31, 2024, there were four Critical Suppliers potentially within the scope of the Rule.

These four Critical Suppliers were requested to complete a questionnaire based on RMI’s CMRT. The completed questionnaires were evaluated to determine the source of any 3TG minerals. Any such supplier that failed to provide adequate data received follow-up emails and/or audits to determine any issues and the reason for such response.

3. Design and Implement a Strategy to Respond to Identified Risks

If a supplier indicates that its products may contain 3TG sourced from the Covered Countries, we will follow-up with the supplier to gather more information, including the basis for the information provided and other information regarding the sourcing country. Identified risks will be reported to our Global Product Quality Manager, who will determine appropriate follow-up actions, if any, to mitigate such risks. This may include a face-to-face audit with the supplier with the aim of generating an action plan to address any issues. There have been no known validated incidents of high-risk Conflict Minerals sourcing issues in our supply chain that require follow-up actions to be considered.

Our suppliers are also audited on their associated business risks, including Social, Environmental, Governance, and Product Quality risks, as well as a review of the accuracy of their data. In addition, we conduct audits (on average, yearly) for products that are in the highest risk category for 3TG where we have a direct impact.

4. Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not directly purchase raw minerals, ores, or 3TG. We are many steps removed from the mines and smelters that supply the minerals, ores, and 3TG contained in our products. Therefore, in connection with our due diligence, we utilized and relied on information made publicly available by the RMI concerning independent third-party audits of smelters to assess smelter due diligence and to determine whether smelters are conformant.

5. Report on Supply Chain Due Diligence

We have published our Form SD and Conflict Minerals Report for the year ended December 31, 2024. Our Form SD and Conflict Minerals Reports are publicly available at https://www.rentokil-initial.com/investors/sec-filings.aspx. The reference to our website is provided for convenience only. Its contents are neither incorporated by reference into this Report and Form SD nor deemed filed with the SEC.

III. Results of Due Diligence

This is the first time Rentokil Initial has sent a questionnaire based on RMI’s CMRT to suppliers and the responses were varied. The responses have been assessed by our group’s Quality function and followed-up as needed with the main suppliers.

The responses received included varying degrees of information related to the smelters listed in the Appendix.

Out of the four Critical Suppliers identified to be potentially within the scope of the Rule, three provided data on their suppliers’ smelters. The supplier with outstanding data was audited and the importance of the information required was addressed; however, due to product obsoletion, this supplier is being phased out from the main production of connected products. For the other three Critical Suppliers identified, we received and assessed in total 15 forms: 4 forms from their direct suppliers of components (classified as tier 2 suppliers to the Company) and 11 forms from their distributors (classified as tier 3 suppliers).

156 smelters were identified in the data received, of which 149 were unique. The smelters in question are listed in the Appendix.

Based on the data provided, we will continue to assess our processes with our Critical Suppliers at their next in-person audits to determine the accuracy of their data and any outstanding responses.

Notwithstanding the due diligence process described above, we do not have sufficient information to conclusively determine whether any 3TG originating in the Covered Countries was included in our products and, if so, whether the 3TG was from recycled or scrap sources, and whether or not these Conflict Minerals directly or indirectly financed or benefited armed groups in the Covered Countries. Based on the information provided by our suppliers, as well as from the RMI and other sources, however, we have not found any evidence that the countries of origin of the Conflict Minerals contained in our products include the Covered Countries. The process has highlighted improvements that are required, and these are summarized in the following section.

IV. Future Risk Mitigation Efforts

We have taken or expect to take the following steps for 2025 to mitigate the risk that our necessary in-scope 3TG benefit armed groups:

●	Conducting in-person audits with suppliers that need assistance with our requirements for reporting;

●	Checking the accuracy of the data related to components used within the bill of materials for products;

●	Developing a more robust onboarding process for future suppliers;

●	Developing a process for increased control and visibility of our complete supply chain;

●	Continuing with supplier engagement to increase the number and quality of responses from suppliers; and

●	Engaging with relevant trade associations and industry initiatives to improve supply chain due diligence and best practices based on the OECD Guidance.

All the above steps are in addition to the other steps taken for 2024.

V. Forward-Looking Statements

Certain statements in this Conflict Minerals Report may be forward-looking in nature. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and with no obligation on our part to update or revise any forward- looking statement, except as required by federal securities laws.

Documents Incorporated by Reference

Unless otherwise stated herein, any documents, third-party materials, or references to websites (including the Company’s) are not incorporated by reference in, or considered to be a part of, this Conflict Minerals Report, unless expressly incorporated by reference herein.

Appendix

List of smelting companies that have been identified by our suppliers:

CID000019	Gold	Aida Chemical Industries Co., Ltd.
CID000035	Gold	Agosi AG
CID000058	Gold	AngloGold Ashanti Corrego do Sitio Mineracao
CID000077	Gold	Argor-Heraeus S.A.
CID000082	Gold	Asahi Pretec Corp.
CID000090	Gold	Asaka Riken Co., Ltd.
CID000113	Gold	Aurubis AG
CID000128	Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
CID000157	Gold	Boliden AB
CID000176	Gold	C. Hafner GmbH + Co. KG
CID000185	Gold	CCR Refinery - Glencore Canada Corporation
CID000233	Gold	Chimet S.p.A.
CID000401	Gold	Dowa
CID000493	Gold	JSC Novosibirsk Refinery
CID000694	Gold	Heimerle + Meule GmbH
CID000707	Gold	Heraeus Metals Hong Kong Ltd.
CID000711	Gold	Heraeus Germany GmbH Co. KG
CID000807	Gold	Ishifuku Metal Industry Co., Ltd.
CID000814	Gold	Istanbul Gold Refinery
CID000823	Gold	Japan Mint
CID000855	Gold	Jiangxi Copper Co., Ltd.

CID000920	Gold	Asahi Refining USA Inc.
CID000937	Gold	JX Nippon Mining & Metals Co., Ltd.
CID000969	Gold	Kennecott Utah Copper LLC
CID000981	Gold	Kojima Chemicals Co., Ltd.
CID001078	Gold	LS-NIKKO Copper Inc.
CID001113	Gold	Materion
CID001119	Gold	Matsuda Sangyo Co., Ltd.
CID001147	Gold	Metalor Technologies (Suzhou) Ltd.
CID001149	Gold	Metalor Technologies (Hong Kong) Ltd.
CID001152	Gold	Metalor Technologies (Singapore) Pte., Ltd.
CID001153	Gold	Metalor Technologies S.A.
CID001157	Gold	Metalor USA Refining Corporation
CID001161	Gold	Metalurgica Met-Mex Penoles S.A. De C.V.
CID001220	Gold	Nadir Metal Rafineri San. Ve Tic. A.S.
CID001259	Gold	Nihon Material Co., Ltd.
CID001325	Gold	Ohura Precious Metal Industry Co., Ltd.
CID001352	Gold	PAMP S.A.
CID001397	Gold	PT Aneka Tambang (Persero) Tbk
CID001498	Gold	PX Precinox S.A.
CID001512	Gold	Rand Refinery (Pty) Ltd.
CID001534	Gold	Royal Canadian Mint
CID001555	Gold	Samduck Precious Metals
CID001585	Gold	SEMPSA Joyeria Plateria S.A.

CID001622	Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
CID001756	Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
CID001761	Gold	Solar Applied Materials Technology Corp.
CID001798	Gold	Sumitomo Metal Mining Co., Ltd.
CID001875	Gold	Tanaka Kikinzoku Kogyo K.K.
CID001916	Gold	Shandong Gold Smelting Co., Ltd.
CID001938	Gold	Tokuriki Honten Co., Ltd.
CID001955	Gold	Torecom
CID001980	Gold	Umicore S.A. Business Unit Precious Metals Refining
CID001993	Gold	United Precious Metal Refining, Inc.
CID002003	Gold	Valcambi S.A.
CID002030	Gold	Western Australian Mint (T/a The Perth Mint)
CID002100	Gold	Yamakin Co., Ltd.
CID002129	Gold	Yokohama Metal Co., Ltd.
CID002224	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
CID002243	Gold	Gold Refinery of Zijin Mining Group Co., Ltd.
CID002314	Gold	Umicore Precious Metals Thailand
CID002561	Gold	Emirates Gold DMCC
CID002762	Gold	L'Orfebre S.A.
CID000211	Tantalum	Changsha South Tantalum Niobium Co., Ltd.
CID000456	Tantalum	Exotech Inc.
CID000460	Tantalum	F&X Electro-Materials Ltd.
CID000616	Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED

CID000914	Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.
CID000917	Tantalum	Jiujiang Tanbre Co., Ltd.
CID001076	Tantalum	AMG Brasil
CID001175	Tantalum	Mineracao Taboca S.A.
CID001192	Tantalum	Mitsui Mining and Smelting Co., Ltd.
CID001200	Tantalum	NPM Silmet AS
CID001277	Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.
CID001769	Tantalum	Solikamsk Magnesium Works OAO
CID001869	Tantalum	Taki Chemical Co., Ltd.
CID001891	Tantalum	Telex Metals
CID001969	Tantalum	Ulba Metallurgical Plant JSC
CID002492	Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.
CID002504	Tantalum	D Block Metals, LLC
CID002505	Tantalum	FIR Metals & Resource Ltd.
CID002506	Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.
CID002539	Tantalum	KEMET de Mexico
CID002544	Tantalum	TANIOBIS Co., Ltd.
CID002545	Tantalum	TANIOBIS GmbH
CID002547	Tantalum	H.C. Starck Hermsdorf GmbH
CID002548	Tantalum	H.C. Starck Inc.
CID002549	Tantalum	TANIOBIS Japan Co., Ltd.
CID002550	Tantalum	TANIOBIS Smelting GmbH & Co. KG
CID002557	Tantalum	Global Advanced Metals Boyertown

CID002558	Tantalum	Global Advanced Metals Aizu
CID002707	Tantalum	Resind Industria e Comercio Ltda.
CID002842	Tantalum	Jiangxi Tuohong New Raw Material
CID000228	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
CID000228	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
CID000292	Tin	Alpha
CID000402	Tin	Dowa
CID000438	Tin	EM Vinto
CID000468	Tin	Fenix Metals
CID000538	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.
CID000942	Tin	Gejiu Kai Meng Industry and Trade LLC
CID001070	Tin	China Tin Group Co., Ltd.
CID001105	Tin	Malaysia Smelting Corporation (MSC)
CID001142	Tin	Metallic Resources, Inc.
CID001173	Tin	Mineracao Taboca S.A.
CID001182	Tin	Minsur
CID001191	Tin	Mitsubishi Materials Corporation
CID001314	Tin	O.M. Manufacturing (Thailand) Co., Ltd.
CID001399	Tin	PT Artha Cipta Langgeng
CID001460	Tin	PT Refined Bangka Tin
CID001898	Tin	Thaisarco
CID002036	Tin	White Solder Metalurgia e Mineracao Ltda.
CID002158	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.

CID002158	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
CID002180	Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.
CID002180	Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.
CID002180	Tin	Yunnan Tin Company, Ltd.
CID002468	Tin	Magnu's Minerais Metais e Ligas Ltda.
CID002500	Tin	Melt Metais e Ligas S.A.
CID002503	Tin	PT ATD Makmur Mandiri Jaya
CID002517	Tin	O.M. Manufacturing Philippines, Inc.
CID002706	Tin	Resind Industria e Comercio Ltda.
CID002773	Tin	Metallo Belgium N.V.
CID002774	Tin	Metallo Spain S.L.U.
CID002834	Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.
CID003116	Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.
CID000004	Tungsten	A.L.M.T. Corp.
CID000105	Tungsten	Kennametal Huntsville
CID000218	Tungsten	Guangdong Xianglu Tungsten Co., Ltd.
CID000258	Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
CID000568	Tungsten	Global Tungsten & Powders Corp.
CID000766	Tungsten	Hunan Chenzhou Mining Co., Ltd.
CID000769	Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.
CID000825	Tungsten	Japan New Metals Co., Ltd.
CID000966	Tungsten	Kennametal Fallon
CID002044	Tungsten	Wolfram Bergbau und Hutten AG

CID002082	Tungsten	Xiamen Tungsten Co., Ltd.
CID002316	Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.
CID002317	Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.
CID002320	Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
CID002494	Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.
CID002513	Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.
CID002541	Tungsten	H.C. Starck Tungsten GmbH
CID002542	Tungsten	TANIOBIS Smelting GmbH & Co. KG
CID002543	Tungsten	Masan High-Tech Materials
CID002551	Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.
CID002589	Tungsten	Niagara Refining LLC
CID002649	Tungsten	Hydrometallurg, JSC